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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                       APPLIED GRAPHICS TECHNOLOGIES, INC.

                                       AND

                           FLYING COLOR GRAPHICS INC.

                              AND ITS SHAREHOLDERS

                                      Dated
                                January 16, 1998

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                            ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT, dated January 16, 1998, but effective as of January 1, 1998, by and among Applied Graphics Technologies Inc., a Delaware corporation ("Purchaser"), and Flying Color Graphics Inc., an Illinois corporation ("Seller"), and the Seller's shareholders, David Siebert ("Siebert"), Victoria Glennon, Charles Glennon and James Pearre (collectively, the "Shareholders").

                                    RECITALS:

        WHEREAS, pursuant to the terms and conditions of this Agreement, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, all of the properties, assets, contracts and rights (excluding cash), tangible and intangible, owned or used in the Seller's business, as further described herein;

        NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and the respective covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        1.1 Defined Terms. The following terms when used in this Agreement shall have the meanings set forth or as referenced below:

        "Affiliate" of any specified person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purpose of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agreement" shall mean this Agreement and all Schedules hereto.

        "Audit Credit" shall mean $25,000.

        "Benefit Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, and any other employee benefit practice or arrangement.

        "Closing Average Share Price" shall mean the average of the last sale price of a share of Purchaser Common Stock for the twenty (20) most recent days that Purchaser Common Stock has traded ending on January 14, 1998 as reported on the Nasdaq National Market (or such other

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principal market or exchange on which the Purchaser Common Stock may then be traded), rounded to the nearest cent.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidential Memorandum" means that certain undated Confidential Descriptive Memorandum prepared by Lunkes & Associates.

        "Debt" shall mean any indebtedness of the Seller, including without limitation any and all amounts owed by Seller with respect to borrowed money, whether short-term, long-term or characterized as "line of credit" debt (including all overdrafts and/or prepayment penalties of any kind), any and all amounts owing or to become owing under any capital lease obligations of Seller and any guarantees of any kind. At November 30, 1997 Seller has represented that the amount of its Debt was $2,219,739.

        "Dolave Plotter Purchase Amount" shall mean $238,563.

        "Escrow Amount" shall mean the cash amount of One Million Five Hundred Thousand Dollars ($1,500,000).

        "Equipment Leases" shall mean the equipment leases described on Schedule 3.7(b) hereto.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Governmental Authority" shall mean any federal, state, local, foreign or other governmental or administrative authority or agency.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

        "Liability Assumption Schedule" shall mean a schedule prepared and delivered by Seller as of the Closing Date reflecting any Working Capital Liabilities of the Seller remaining unpaid as of the Closing Date.

        "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, properties, business or prospects of the Seller, taken as a whole, or the Seller Business.

        "Net Working Capital" shall mean the difference between Seller's Current Assets (comprised of "Employee A/R", "Receivables", "Bad Debt Reserves", "Inv. CCS", "Other Inventory" and "Prepaids") and Current Liabilities (comprised of "Payables", "Compensation",

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"Taxes" and "Pension") in each case with such line items being calculated in the same manner as used in the preparation of Exhibit A hereto.

        "Purchaser Common Stock" shall mean any shares of the Purchaser's common stock, $.01 par value per share, issued pursuant to the terms of this Agreement.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller" shall have the meaning set forth in the Recitals to this Agreement.

        "Seller's Benefit Plan" means each Benefit Plan sponsored or maintained by the Seller, or to which the Seller has at any time contributed or been required to contribute.

        "Seller Business" means (i) the printing and prepress business, including the provision of graphic design, photography and production services, digital imaging services and archiving and distribution services, and (ii) any other businesses operated by the Seller.

        "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes or fees imposed on the income, properties or operations of the Seller, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Tax Returns" shall mean all reports and returns required to be filed on or before the Closing Date (taking into account any extensions) with respect to the Taxes of the Seller including, without limitation, any consolidated federal income tax returns of the Seller.

        "Working Capital Liabilities" as used herein means the categories of liabilities that comprise "Current Liabilities" in the definition of Net Working Capital used herein.

        1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:


TERMS                                                      SECTION
-----                                                      -------
Annual Financial Statements                                2.3(a)
Assets                                                     2.1(a)
Assumed Liabilities                                        2.2(c)(i)
Bill of Sale                                               2.1(b)
Cash Deficit                                               2.4(a)(ii)
Claim                                                      6.4(a)
Closing                                                    2.5

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


TERMS                                                      SECTION
-----                                                      -------
Closing Date                                               2.5
Closing Net Working Capital                                2.4(a)
Closing Net Working Capital Statement                      2.4(a)(i)
Closing Statement                                          2.4(a)
Contracts                                                  2.1(a)(v)
Consent                                                    3.11
Environmental Laws                                         3.19(b)
Expiration Date                                            6.1
Excluded Assets                                            2.1(c)
Excluded Liabilities                                       2.2(c)(ii)
Facility Leases                                            3.7(a)
Financial Statements                                       2.3(a)
Indemnified Party                                          6.4(a)
Indemnifying Party                                         6.4(a)
Interim Financial Statements                               2.3(a)
January Net Income                                         2.4(a)(iii)
Liabilities                                                3.5
Licensed Proprietary Rights                                3.20(a)
Loss or Losses                                             6.2
Owned Proprietary Rights                                   3.20(a)
Permitted Liens                                            3.7(b)
Pre-Adjustment Purchase Price                              2.2(a)
Prior Years Financial Statements                           2.3
Proprietary Rights                                         3.20(a)
Purchase Price                                             2.2(a)
Purchaser's Accountants                                    2.4(a)(i)
Real Property                                              3.7(a)
Seller's Accountants                                       2.4(b)(i)
November 30 Balance Sheet                                  2.3(a)

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                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

        2.1 Purchase and Sale of Assets.

         (a) Upon the terms and subject to the conditions of this Agreement, and except as otherwise provided in subsection (c) below, at the Closing provided for in Section 2.5, the Seller shall sell, assign, convey, transfer and deliver to Purchaser (or cause such sale, assignment, conveyance, transfer and delivery), and Purchaser shall purchase and acquire, all of the assets, properties, rights and business of the Seller of every type and description (and all other assets, properties, rights and business used in the Seller Business), real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of the Seller as the same shall exist on the Closing Date (all of such assets, properties, rights and business, except for the items set forth in subsection (c) below, being hereinafter sometimes collectively called the "Assets"), including, without limitation:

                 (i) the real property described on Schedule 2.1(a)(i) attached hereto and made a part hereof, together with all right, title and interest of Seller with respect to all buildings, fixtures, improvements, rights-of-way and other rights appurtenant thereto;

                (ii) the leasehold estate of Seller in and to each of the leases of real property described on Schedule 2.1(a)(ii) attached hereto and made a part hereof, together with all right, title and interest of Seller as lessee with respect to all buildings, fixtures, improvements, rights-of-way and other rights thereto;

               (iii) all equipment, computers, furniture, fixtures, vehicles and other tangible assets or property owned by the Seller or otherwise used in the operation of the Seller Business, including, without limitation, all such items listed on Schedule 2.1(a)(iii) attached hereto and made a part hereof;

                (iv) all work in process of the Seller;

                 (v) all supplies, material or inventory owned by the Seller or otherwise used in the operation of the Seller Business;

                (vi) all of the right, title and interest of the Seller in, to and under any contracts, agreements, commitments, plans (other than employee benefit plans), arrangements, personal property leases, instruments and licenses owned or used in the operation of the Seller Business (the "Contracts"), including, without limitation, all such items listed on Schedule 2.1(a)(vi) attached hereto and made a part hereof;

               (vii) all permits, grants, licenses, franchises and consents for operation of the Seller Business;

              (viii) all right, title and interest of the Seller in and to the name "Flying Color Graphics," and all modifications, derivations or variants thereof, together with all goodwill associated therewith, and any and all trademarks, trademark applications, trade names, copyrights

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and copyright registrations, patents, know-how, inventions, processes, formulae, and proprietary technical information, logos, designs or other intellectual property rights owned by the Seller or otherwise used in the Seller Business, including without limitation, all such items listed on Schedule 2.1(a)(viii);

                (ix) all receivables, whether billed or unbilled;

                 (x) all promissory notes in favor of the Seller;

                (xi) all databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto owned by the Seller or otherwise used in the Seller Business;

               (xii) all computer software in source and object code, and all prior proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation related thereto owned by the Seller or otherwise used in the Seller Business;

              (xiii) the Seller's lists of customers and clients in all mediums and formats;

               (xiv) the Seller's interest in and to its telephone, telex (if any) and telecopy numbers and telephone and other directory listing;

                (xv) all of the Seller's stationery, purchase order and other forms, labels, shipping materials, catalogs, brochures, art work, photographs and advertising materials;

               (xvi) all right, title and interest of the Seller in and to all prepaid deposits and other prepaid expenses, all credit balances and rights of the Seller under any state unemployment compensation plan or fund and under any other group insurance program and any rights to receive the payment of money under contracts, insurance policies, rights to receive damages arising out of or for breach or default in respect of any accounts, agreements, rights to receive payment from customers for any services rendered, contracts, claims and causes of action against third parties; and

              (xvii) the Seller Business as a going concern and all other property and assets of the Seller, real or personal, tangible or intangible, of every kind whatsoever and wherever located.

Except for Excluded Assets (as hereinafter defined), the Assets shall include, without limitation, all properties, assets, rights, claims, contracts and goodwill reflected in the Seller's November 30 Balance Sheet, that has been provided to the Purchaser pursuant to Section 2.3 hereof except for changes in the ordinary course of business, as well as all additional Assets of the Seller arising after November 30, 1997. The Assets shall also include any properties, assets, rights, claims and goodwill of the Seller that are not reflected on the November 30 Balance Sheet because they have been fully depreciated or expensed.

         (b) In order to effectuate the sale, assignment, transfer and conveyance contemplated by Section 2.1(a), the Seller and the Shareholders shall execute and deliver at the

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Closing, dated the Closing Date, a bill of sale, in the form of Schedule 2.1(b)
(the "Bill of Sale"), a general warranty deed conveying any real property owned by Seller, and all other such deeds, powers of attorney, assignment or transfer forms and other documents or instruments of assignment, transfer or conveyance as Purchaser shall reasonably deem necessary or appropriate to vest in or confirm to Purchaser, good, valid and marketable title to all of the Assets, free and clear of all liens, encumbrances, defects and claims of any kind; provided however that the real property owned by Seller may be conveyed subject to the permitted encumbrances specified in Schedule 2.1(b) hereto.

         (c) Anything contained in Section 2.1(a) hereof to the contrary notwithstanding, the following are expressly excluded from the Assets to be sold, conveyed, assigned and transferred to Purchaser:

                 (i) the consideration delivered by Purchaser to the Seller pursuant to Section 2.2(a) of this Agreement;

                (ii) any cash balances of the Seller; and

               (iii) the Seller's books and records, including its stock records and minute books.

           The foregoing items are collectively referred to as the "Excluded Assets."

        2.2 Purchase Price.

         (a) (i) Upon the terms and subject to the conditions of this Agreement, the parties agree that the pre-adjustment purchase price for the Assets shall be Twenty-Two Million Dollars ($22,000,000) (the "Pre-Adjustment Purchase Price"). The parties have further agreed that the Pre-Adjustment Purchase Price shall be increased by the Dolave Plotter Purchase Amount and decreased by the Audit Credit to the net amount of Twenty-Two Million Two Hundred Thirteen Thousand Five Hundred Sixty-Three Dollars ($22,213,536) (the "Purchase Price"). The Purchase Price, reduced by the Escrow Amount, shall be payable by the Purchaser at Closing. The Purchase Price shall be payable in a combination of cash and shares of Purchaser Common Stock with the amount of Eighteen Million Nine Hundred Thirteen Thousand Five Hundred Sixty-Three Dollars ($18,913,563) payable in cash and the amount of Three Million Three Hundred Thousand Dollars ($3,300,000) payable in shares of Purchaser Common Stock. For purposes of such Three Million Three Hundred Thousand Dollar payment, shares of Purchaser Common Stock shall be valued at the Closing Average Share Price and such shares shall not be registered under the federal securities laws upon their issuance and shall not otherwise be accorded any registration rights. The Purchase Price may be subject to adjustment as provided in Section 2.4 hereof.

                (ii) On or prior to Closing, the Seller shall have its lenders and other obligees with respect to the Debt provide the Purchaser with full releases with respect to any liens on any of the Assets and in the case of any capitalized lease obligations satisfactory evidence that such

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

leases have been paid off in full. To the extent any releases have not been obtained at Closing, or the Seller and the Purchaser otherwise agree that any debt or capitalized lease obligation is not to be paid off in full at Closing, the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of any indebtedness or capitalized lease obligation assumed by the Purchaser.

         (b) At Closing, the Purchaser, the Seller and the Shareholders shall enter into an Escrow Agreement in the form of Exhibit A hereto and at Closing a cash amount equal to the Escrow Amount shall be deducted from the cash portion of the Purchase Price and placed into the escrow arrangement contemplated therein.

         (c) (i) On the Closing Date, and as additional consideration for the sale, conveyance, assignment, transfer and delivery of the Assets, Purchaser shall assume, perform and discharge in accordance with their terms, to the extent not heretofore performed, paid or discharged and subject to the limitations contained in this Agreement, those liabilities and obligations of the Seller as of the Closing (A) which constitute Working Capital Liabilities set forth on the Liability Assumption Schedule or (B) which represent obligations arising under the contracts of the Seller set forth on Schedule 2.2(c)-1 hereof and which relate to services to be performed subsequent to the Closing (collectively the "Assumed Liabilities"). Working Capital Liabilities include, without limitation, accruals for any accrued vacation of the Seller's Employees and any unpaid real estate taxes or utilities. Working Capital Liabilities do not include any current or long-term portion of Seller's Debt or any accrued state income tax payable. In order to effectuate the assumption of the Assumed Liabilities, Purchaser shall execute and deliver at the Closing an Assumption Agreement in the form of Schedule 2.2(c)-2.

                (ii) Notwithstanding anything in this Agreement (or in the schedules attached hereto or in the documents to be delivered at Closing pursuant hereto) to the contrary, Purchaser is not assuming, and shall not be deemed to have assumed and shall not be obligated to perform or pay liabilities or obligations of the Seller not included in the Assumed Liabilities and in particular (but not by way of limitation) Purchaser shall not be deemed to have assumed and shall not be obligated to pay any liabilities of the Seller with respect to the following (all of which are acknowledged to be excluded from Assumed Liabilities): (A) any Taxes as described in Section 5.6(a), including without limitation, any Taxes which may be or become payable by reason of the transactions effected pursuant to this Agreement (i) based upon or measured by gross receipts or net income ("Income Taxes") of the Seller whether or not incurred prior to the Closing Date and (ii) Taxes (including Income Taxes) attributable to or incurred in connection with the Assets or the operation of the Assets prior to the Closing Date, including, without limitation, any payroll, personal or real property or other Taxes which are not due until after the Closing Date, but which are attributable to any period prior to and including the Closing Date other than Taxes related to real estate or payroll which constitute Working Capital Liabilities, (B) any contract or agreement that was to be assigned to Purchaser under the terms of this Agreement but was not validly assigned; (C) any liabilities and obligations incurred by the Seller or the Purchaser as a result of any breach or violation by the Seller of any provision of this Agreement or the other agreements, documents and instruments delivered pursuant thereto; (D) any liabilities of the Seller which as a result of either the existence thereof or the failure of the Seller to disclose such liabilities cause any of the representations or warranties of the Seller contained herein to not be true and correct

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as of the Closing Date; (E) any liabilities or obligations arising out of the performance of any services performed by the Seller prior to the Closing Date;
(F) any liabilities or obligations of the Seller relating to the Seller's Benefit Plans other than the payment obligation that is reflected in Working Capital Liabilities; (G) any liabilities or obligations of the Seller other than those reflected in the Liability Assumption Schedule or otherwise explicitly assumed in the Assumption Agreement; (H) other than as reflected in the Liability Assumption Schedule, any liabilities or obligations of the Seller relating to its Employees; (I) any Debt; or (J) any liabilities or obligations of the Shareholders. The foregoing liabilities and obligations are referred to as the "Excluded Liabilities."

         (d) The Purchase Price shall be allocated in the manner set forth on
Schedule 2.2(d), which is hereby incorporated by reference herein with the same effect as if set forth herein in its entirety. The parties acknowledge that the amount allocated to each covenant or asset specified on Schedule 2.2(d) represents the portion of the Purchase Price separately bargained for each such covenant or asset in arm's length negotiations. The Seller, the Shareholders and Purchaser shall not take any position inconsistent with the allocation set forth on Schedule 2.2(d) in any return or report filed with any federal, state or local taxing authority, and shall timely file Internal Revenue Service Form 8594, or any successor or accompanying forms, reflecting such allocation. All of the parties hereto agree that for federal income tax purposes the transactions contemplated herein shall constitute a taxable sale (rather than a tax free reorganization) and none of the parties shall take any position inconsistent therewith.

         (e) The Seller and the Shareholders understand and acknowledge that any shares of Purchaser Common Stock being issued to the Seller are not being registered under the Securities Act or any applicable state securities law in connection with their delivery to the Seller and that such Purchaser Common Stock may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable and that the shares of Purchaser Common Stock will bear appropriate legends to that effect pursuant to Section 5.10.

         (f) At the Seller's direction, and with the concurrence of all Shareholders, the shares of Purchaser Common Stock that comprise a portion of the Purchase Price are to be issued directly in the names David Siebert, Victoria Glennon and James Pearre, with each of them receiving one-third of the $3,300,000 payable in shares of Purchaser Common Stock. Notwithstanding the foregoing, such $3,300,000 shall be treated for all purposes as having been paid directly to the Seller as part of the Purchase Price hereunder.

        2.3  Financial Statements; Net Working Capital.

         (a) The Seller has previously furnished Purchaser with the Seller's balance sheets as of December 31, 1996, 1995 and 1994 and the related statements of income and statements of cash flows for the years then ended together with any notes relating thereto. (The financial statements of the Seller for the year ended December 31, 1996 are hereinafter referred to as the "Annual Financial Statements" and the financial statements of the Seller for the years ended December 31, 1994 and 1995 are hereinafter referred to as the "Prior Years Financial

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Statements"). The Seller has also furnished Purchaser with a balance sheet of the Seller as of November 30, 1997 (the "November 30 Balance Sheet") (together with a supporting schedule reflecting all individual liabilities set forth therein) and the related statement of income for the eleven-month period then ended together with the notes relating thereto, if any. (Such November 30, 1997 financial statements of the Seller are hereinafter referred to as the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements".)

         (b) The Seller has represented that the average Net Working Capital for the twelve-month period ended September 30, 1997 (based on the Seller's Net Working Capital as of the end of each such month) was $2,455,719.

        2.4  Financial Statement Review; Adjustments to Purchase Price.

         (a) (i) As soon as practicable after the date hereof (but in any event by March 15, 1998), Purchaser or Purchaser's independent accounting firm ("Purchaser's Accountants") shall prepare and deliver to the Seller a statement of net working capital for the Seller Business as transferred and assigned to the Purchaser on the Closing Date (such statement of net working capital being hereinafter referred to as the "Closing Net Working Capital Statement"), together with a calculation of Net Working Capital as of such date (the "Closing Net Working Capital"). Such calculation shall be made in accordance with Exhibit A hereto and shall, in particular but not by way of limitation, exclude any cash retained by the Seller. In connection with the preparation of the Closing Net Working Capital Statement, the Seller shall be required to conduct a complete physical inventory of the Seller's inventory and supplies as of the Closing (such inventory to be subject to the subsequent review of the Purchaser and the Purchaser's Accountants) with such inventory and supplies valued on a first-in-first-out basis. The Closing Net Working Statement, including the inventory valuation, shall be prepared in accordance with generally accepted accounting principles on the basis of Seller's historical accounting practices, consistently applied, and shall contain information in form and substance consistent with the information contained in the Financial Statements.

                (ii) As soon as practicable after the date hereof (but in any event by March 15, 1998) Purchaser or Purchaser's Accountants shall prepare a cash reconciliation with respect to the Seller Business for the period from January 1, 1998 through January 15, 1998. The purpose of such statement shall be determine the amount of cash, if any, that has been received during the Interim Period with respect to the Current Assets included in the Closing Net Working Capital transferred to the Purchaser at Closing or otherwise generated from the Seller Business during the Interim Period and not subsequently used by the Seller to either pay Current Liabilities included in the Closing Net Working Capital or expenses of the Seller Business arising subsequent to the Closing Date (such amount being referred to as the "Cash Deficit").

               (iii) As soon as practicable after January 31, 1998 (but in any event by March 15, 1998), Purchaser or Purchaser's Accountants shall prepare and deliver to the Seller an income statement for the Seller Business for the one-month period ended January 31, 1998. (The net income or loss reflected therein shall be referred to as the "January Net Income.") The income statement shall be prepared in accordance with generally accepted accounting principles, on the

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

basis of Seller's historical accounting practices, consistently applied.

                (iv) For purposes hereof, the Closing Net Working Capital Statement, the cash reconciliation for the Interim Period and the January 31, 1998 net income statement are referred to collectively as the "Closing Statement."

         (b) (i) The Seller may cause the Seller's independent accounting firm ("Seller's Accountants") to inspect the Closing Statement, and the Seller and the Seller's Accountants shall have access to any work papers prepared by Purchaser or Purchaser's Accountants in the preparation of the Closing Statement. The Seller shall have the right to object, by written notice to Purchaser, to any item on, or any other matter relating to, the Closing Statement. If the Seller does not give Purchaser such notice within fifteen (15) days after receipt of the Closing Statement, the Purchaser and the Seller shall be deemed to have accepted the Closing Statement, subject to the provisions of item (iii) below. If the Seller does so object, and if Purchaser and the Seller are unable, within fifteen (15) days after receipt by Purchaser of Seller's notice of objection, to resolve any disputes regarding the Closing Statement, such disputes shall be referred to a nationally recognized independent certified public accounting firm mutually agreed upon by the Seller and Purchaser, or, if no such agreement can be reached, then each of the Seller and Purchaser shall appoint one independent certified public accounting firm, which accounting firms shall pick a third independent certified public accounting firm to which such disputes shall be referred. The accounting firm to which such disputes are referred shall, within fifteen (15) days after such disputes shall have been referred to it, deliver to the Seller and Purchaser a written report resolving such disputed matters, and its determination shall be conclusive and binding upon the parties hereto.

                (ii) Purchaser shall pay the fees and expenses of Purchaser's Accountants and the Seller shall pay the fees and expenses of Seller's Accountants in connection with the preparation and review of the Closing Statement. In the event that a dispute regarding the Closing Statement is referred to an independent accounting firm or firms, the cost thereof shall be divided so that one-half of the costs are borne by the Seller and one-half of the costs are borne by Purchaser.

               (iii) The failure of either Purchaser or the Seller, as the case may be, to object to any item on or any other matter relating to the Closing Statement, or the resolution of disputed matters with respect to the Closing Statement shall in no way affect Purchaser's or the Seller's right to indemnification under this Agreement.

                (iv) The Seller shall provide Purchaser and Purchaser's Accountants prior to Closing with full access to the books and records of the Seller in order to begin their preparation of the Closing Statement (including access to any existing work papers prepared by the Seller or Seller's Accountants in connection with the preparation of any of the Seller's Financial Statements) and to perform any preliminary steps (such as distributing confirmation letters) in connection therewith.

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

         (c) (i) The Purchase Price shall be reduced on a dollar-for-dollar basis to (A) the extent the Net Working Capital included in the Assets being transferred to the Purchaser is less than $2,455,719 (B) to the extent of any Cash Deficit and (C) to the extent January Net Income is a loss, by an amount equal to 15/31's of such loss.

                (ii) The Purchase Price shall be increased on a dollar-for-dollar basis (A) to the extent that the Net Working Capital included in the Assets being transferred to the Purchaser is greater than $2,455,719 or
(B) to the extent January Net Income is positive, by an amount equal to 15/31's of such income.

               (iii) Any increases or decreases to the Purchase Price shall be effected in cash.

         (d) Upon a final determination under Section 2.4(c) that the Purchase Price is to be adjusted, the party owing such adjustment shall pay the amount of such adjustment promptly in cash and if it is the Seller that owes any amount as so determined, that amount shall be withdrawn, in the first instance, from the escrow upon the joint direction of the parties hereto. Any amounts not paid within ten (10) days of request, shall bear interest at the rate of 18% per annum.

        2.5 Closing; Closing Date. Delivery of the Bill of Sale and other conveyance documents and payment of the Purchase Price shall occur as soon as practicable following the satisfaction of all conditions to closing on such date and such time as the parties may agree. Notwithstanding the date on which the delivery of all payments and documentation in connection with the Closing shall take place the parties have agreed that for all purposes hereunder January 1, 1998 shall be considered the "Closing Date" with the closing (the "Closing") deemed to have been effective as of 12:01 a.m. on January 1, 1998.

        2.6 Transfer Taxes. Any sales, transfer and other recording charges and conveyance taxes imposed by any state or local authorities in connection with the transfer of the Assets to Purchaser resulting from the transactions contemplated herein shall be borne by the Seller.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER AND THE SHAREHOLDERS

        The Seller and each of the Shareholders jointly and severally represent and warrant to Purchaser as follows:

        3.1 Organization and Corporate Power of the Seller and Other Relationships.

         (a) The Seller: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and
(ii) except as set forth in Schedule 3.1(a)(ii), is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under the applicable law. The Seller has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

         (b) The Seller has previously delivered to Purchaser, complete and correct copies of (i) the articles of incorporation of the Seller, as amended to date, and (ii) the by-laws of the Seller, as amended to date.

         (c) The Seller does not own, directly or indirectly, any of the capital stock of any corporation, association, trust, or similar entity, or any interest in the equity of any partnership or similar entity, or any other equity or proprietary interest in any entity or enterprise.

         (d) The authorized capital stock of the Seller consists of 500,000 shares of common stock, no par value stock, 16,800 shares of which are outstanding. The Shareholders are the record and beneficial owners of all of the outstanding shares of common stock of the Seller and own such shares in the percentages set forth on Schedule 3.1(d).

        3.2 Authorization and Noncontravention. The Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly approved by the Board of Directors and the Shareholders of the Seller. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Seller and each of the Shareholders, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of the Seller or the Shareholders are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.2, neither the execution and delivery by Seller or the Shareholders of this Agreement nor compliance by Seller or the Shareholders with its terms and provisions will: (a) violate any provision of the articles of incorporation or by-laws of the Seller; (b) violate, breach, require any consent, approval or notice, allow any party to demand revision of any term, or, with or without the giving of notice or the lapse of time or both, constitute a default or create any right of renegotiation, acceleration or termination or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller under any mortgage, indenture or deed of trust, any contract provision, license, franchise or permit to which the Seller is a party or by which Seller or any Shareholder is bound or to which Seller's or a Shareholder's respective properties are subject; or (c) violate any law, statute or regulation or, any injunction, order or decree of any government agency or authority or court to which the Seller or any Shareholder is subject.

        3.3 Annual and Prior Years Financial Statements. The Annual Financial Statements and the Prior Years Financial Statements have been prepared in accordance with generally accepted accounting principles, on the basis of Seller's historical accounting practices consistently applied, and present fairly the consolidated financial position and the results of operations of the Seller as of the dates and for the periods covered thereby.

        3.4 Interim Financial Statements. The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles, on the basis of Seller's historical accounting practices consistently applied, and present fairly the financial position of the Seller as of November 30, 1997 and the results of operations of the Seller for the period then ended.

        3.5 Absence of Undisclosed Liabilities. Except as set forth in or provided for in the Interim Financial Statements, as of November 30, 1997, there are not any, nor will there be any, debts, liabilities or obligations of any kind, known or unknown, whether accrued, absolute, contingent or otherwise, and whether due or to become due (collectively, the "Liabilities"), of the Seller, except for (i) Liabilities set forth on the Liability Assumption Schedule or
(ii) Liabilities arising under agreements disclosed in Schedule 3.10(a) to this Agreement to the extent such Liabilities if known and determined as of November 30, 1997, would not, based on generally accepted accounting principles, on the basis of Seller's historical accounting practices consistently applied, have been set forth on the November 30, 1997 Balance Sheet.

        3.6 Absence of Certain Changes of Events. Except as set forth in
Schedule 3.6, since December 31, 1996, the Seller has conducted its business in the ordinary course and has not:

                 (i) entered into any material transaction, contract or commitment (including, without limitation, any borrowing, capital expenditure or capital financing) which is not in the ordinary course of business;

                (ii) suffered any damage, destruction or other casualty loss, whether or not covered by insurance;

               (iii) except for normal merit increases in the ordinary course of business, materially increased the compensation payable or to become payable by the Seller to any of their officers or employees (or any independent contractors) or materially increased any commission, bonus, insurance, pension or other employee benefit plan, payment or arrangement made by the Seller, for or with any such officers or employees (or independent contractors) or made any loans, or granted any options to any such officers or employees or changed their status to that of an independent contractor;

                (iv) entered into any employment agreement with an officer or employee involving an annual base rate of compensation in excess of $50,000 and a period of employment of more than 60 days;

                 (v) acquired or disposed of any substantial properties or assets;

                (vi) cancelled any debts or claims, or waived any rights of material value;

               (vii) permitted any of the Assets to be mortgaged, pledged or subjected to any lien or encumbrance of any kind;

              (viii) disposed of any proprietary rights or permitted to lapse, or otherwise failed to preserve any Proprietary Rights;

                (ix) suffered a Material Adverse Effect or the occurrence of any event or circumstances that may result in a Material Adverse Effect;

                 (x) terminated or amended or suffered the termination or amendment of, or failed to perform in all material regards all obligations, or suffered or permitted any default to exist under any contract, lease, agreement or license;

                (xi) changed accounting methods or accounting practices affecting the Assets or liabilities of the Seller, including any change in its recordation of accounts receivable; or

               (xii) entered into an agreement to do any of the foregoing.

        3.7  Title to Properties and Assets; Absence of Liens and
Encumbrances, etc.

         (a) Set forth on Schedule 3.7(a-1) hereto is a description of any real property owned by the Seller or with respect to which Seller is contract purchaser (the "Real Property"). The Real Property is owned by the Seller in fee simple (or with respect to the Real Property in Champagne, Illinois under contract by Seller) free of any defects, liens, contracts, possessory rights of others, leases, easements, encumbrances or exceptions to title other than as may be expressly stated on Schedule 3.7(a-1). Set forth on Schedule 3.7(a-2) hereto is a description of any lease under which the Seller is the lessee of real property (the "Facility Leases"). Such Facility Leases are enforceable by the Seller and the Seller has not received notice of any default or breach under such Lease that has not been waived or cured and the Seller is not in default under the Facility Leases. Except as set forth on Schedule 3.7(a-2), consummation of the transactions contemplated by this Agreement will not result in a breach or violation of, or give rise to a default under or right of the lessor to change any of the terms of, charge any fees under or otherwise terminate any of the Facility Leases.

         (b) Set forth in Schedule 3.7(b) is a complete and accurate list of all equipment, fixtures, furnishings and other material items of tangible personal property owned or leased by the Seller, and, in the case of personal property that is leased, a description of the lease (the "Equipment Leases"). In each case that an Equipment Lease is or should be accounted for as a capital lease, such lease is identified as a capital lease on Schedule 3.7(b). Except as set forth in Schedule 3.7(b) hereto, the Seller has good and valid title to or a valid leasehold interest in all of its properties and assets, real or personal, free and clear of any liens, encumbrances and defects except for: (i) any liens or encumbrances for taxes (and assessments) not delinquent or not reserved for; and (ii) any workmen, repairmen, warehousemen and carriers liens and encumbrances arising in the ordinary course of business (the foregoing are referred to as "Permitted Liens"). All Real Property, all property leased by Seller under the Facility Leases, equipment, fixtures, furnishings and other material items of tangible real or personal property owned or used by the Seller are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and ordinary course of the Seller Business.

        3.8 Litigation/Claims. Except as set forth on Schedule 3.8, there are no claims, actions, suits, proceedings or investigations pending or, to the Seller's or any of the Shareholders' best knowledge, threatened against the Seller or the Assets or otherwise involving the Seller or the Assets at law, in equity or otherwise, in, before, or by, any court or governmental agency or authority. There are no unsatisfied judgments or outstanding orders, injunctions or awards (whether rendered by a court or administrative agency or by arbitration) against the Seller or any of the Assets.

        3.9  Compliance with Law; Licenses and Permits.

         (a) The Seller's business as presently being conducted is not, and will not be conducted at any time prior to the Closing Date, in violation of any law, ordinance or regulation of any governmental entity and, the Seller's business is not being conducted in any manner that, if not remedied or modified, and with a lapse of time, would result in such a violation.

         (b) (i) The Seller has all approvals, permits and licenses from federal, state and local government agencies and government-sponsored enterprises which are required to conduct its business, all of which are set forth on Schedule 3.9(b). All such approvals, permits and licenses are in full force and effect and are being complied with in all material respects.

                (ii) The approvals, permits and licenses set forth on Schedule 3.9(b) are all of the approvals, permits and licenses necessary to permit Purchaser to operate the Assets and to carry on the Seller Business as currently conducted following the Closing. All such approvals, permits and licenses are fully assignable to Purchaser at Closing and such assignment shall not in any way affect the continuing validity of such approvals, permits and licenses except where the failure to secure full assignment of such permits and licenses would not reasonably be expected to prohibit or materially impair Purchaser's ability to operate the Seller Business following the Closing.

               (iii) The Real Property, Seller's use of the Real Property, and the conveyance of the Real Property to Purchaser, comply in all respects with all applicable covenants, conditions and agreements and all applicable zoning, subdivision and other land use laws, ordinances and regulations, all building, fire and occupancy codes, and all other laws. Seller has no knowledge of any pending or threatened changes to any such laws, ordinances, regulations or codes that would adversely affect the ability of the owner of the Real Property to continue its present use.

       3.10  Material Contracts.

         (a) Set forth in Schedule 3.10(a) is a complete and accurate list of all customer and other service contracts under which the Seller is currently providing or receiving services and pursuant to which the Seller is either receiving or paying in excess of $50,000 per year.

         (b) Except as set forth in Schedule 3.10(b), the Seller is not a party to, or bound by, any:

                 (i) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money;

                (ii) patent, technology or software license agreement;

               (iii) commercial agreement for the purchase or sale of goods which (a) is not terminable by the Seller on sixty (60) or fewer days' notice at any time without penalty or (b) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Seller, as the case may be;

                (iv) agreement or instrument creating any security interest in or lien on any properties or assets of the Seller including any Assets;

                 (v) agreement for the purchase, transfer or other disposition of any material properties or assets;

                (vi) agreement providing for the merger or consolidation or the acquisition or sale of the Seller or all or any substantial part of the assets or capital stock of the Seller;

               (vii) non-competition agreement which restricts the Seller from doing business in any jurisdiction, foreign or domestic;

              (viii) joint venture (or other agreement involving the sharing of profits or earnings), partnership or shareholders' agreement with any other person;

                (ix) barter agreement;

                 (x) other agreement which involves the receipt or payment by the Seller, subsequent to the date of this Agreement, of more than $5,000 per month or $60,000 per year and either (a) is not terminable by the Seller on sixty (60) or fewer days' notice at any time without penalty or (b) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Seller which is a party to such agreement; or

                (xi) other agreement that is not consistent with the Seller's ordinary course of business or has not been negotiated in an arms-length transaction.

         (c) There is not, under any of the contracts or agreements that the Seller is a party to, including any Equipment Lease, any existing default or event of default on the part of the Seller or the best knowledge of the Seller or any of the Shareholders, any other party thereunder, or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the Seller. Consummation of the transactions contemplated by this Agreement will not result in a breach or violation of, or give rise to a default under or right to terminate or change any of such obligations.

       3.11 Consents and Approvals. Except as set forth in Schedule 3.11, the execution, delivery and performance of the obligations under this Agreement and the consummation of the transactions contemplated hereby will not require the Seller or any of the Shareholders to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, entity or Governmental Authority ("Consents").

       3.12  Employees; Collective Bargaining Agreement and Employment
Agreements.

         (a) Set forth on Schedule 3.12(a) are the names of all current employees of the Seller (the "Employees"), and with respect to each Employee such Employee's job title, the location of employment of such Employee, such Employee's current salary, the date and amount of such Employee's most recent salary increase, the amount of any commissions, bonuses or other compensation paid since January 1, 1997 to such Employee, the date of employment of such Employee, the accrued vacation time and sick leave of such Employee and a description of the annual total compensation arrangements currently applicable to such Employee. Except as set forth on Schedule 3.12(a), the Seller has accrued on its books and records all obligations for salaries, vacations, sick leave, benefits and other compensation with respect to its current and former Employees, to the extent required by generally accepted accounting principles, including, but not limited to, vacation pay, severance, bonuses, incentive and deferred compensation, and all commissions and other fees payable to salesmen, sales representatives and other agents. None of the Employees that has an annual base salary in excess of $50,000 has, to the best knowledge of the Seller and the Shareholders indicated a desire to terminate his or her employment, or any intention to terminate his or her employment upon a sale of, or business combination relating to, the Seller or in connection with the transactions contemplated by this Agreement. To the extent the Seller has used any independent contractor since January 1, 1997, the Seller has provided in
Schedule 3.12(a) the same information as required herein for Employees, in each case indicating whether an individual is treated by the Seller as an employee or independent contractor.

         (b) (i) The Seller has not entered into, and is not otherwise subject to, any collective bargaining agreements; (ii) there is no labor strike, slowdown or work stoppage or lockout actually pending or, to the best knowledge of the Seller or any of the Shareholders, threatened against or affecting the Seller, and during the past five years there has not been any such action; (iii) no union organizational campaign is in progress with respect to the employees of the Seller; (iv) there is no unfair labor practice charge or complaint pending or to the knowledge of the Seller or the Shareholders threatened before the National Labor Relations Board; and (v) no charges with respect to or relating to the Seller are pending before the Equal Employment Opportunity Commission.

         (c) Set forth on Schedule 3.12(c) are:

                 (i) any employment agreement the Seller has with any individuals; and

                (ii) any consulting, retainer or service agreement or arrangement, whether written or verbal, with any individual or entity which provides for annual fees, payments or commissions by the Seller in excess of $50,000 and any consulting, retainer or service agreement or arrangement that has a remaining term, as of the date of this Agreement, of over one year and provides for annual fees, payments or commissions by the Seller in excess of $10,000.

         (d) The Seller has included appropriate accruals in the Liability Assumption Schedule for all bonuses, as well as contributions to the Seller's Profit Sharing Plan, with such bonuses and contributions in amounts at least consistent with the Seller's historical practices.

       3.13 Brokers and Finders. Except as set forth on Schedule 3.13 hereof, neither the Seller nor any of the Shareholders have employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

       3.14  Insurance.

         (a) Set forth in Schedule 3.14(a) is a complete and accurate list of all policies of fire, liability, title, worker's compensation and other forms of insurance covering the business, properties and employees of the Seller. All such policies are in full force and effect and, provide coverage for such amounts and against such risks as are customary for businesses of the type engaged in by the Seller. There are no disputes with insurers. Except as set forth in Schedule 3.14(a), no notice of termination or cancellation has been received with respect to any insurance policy of the Seller. The Seller has received no notice of default and is not in default with respect to any obligation under any of its insurance policies.

         (b) The Seller shall assist the Purchaser in obtaining any reasonable consents or approvals for assignment, in the event Purchaser desires to continue in effect any of the insurance policies set forth on Schedule 3.14(a) following the Closing.

       3.15 Transactions with Affiliates. Schedule 3.15(a) hereto lists all written agreements between the Seller and any of the Shareholders or any of their Affiliates. Except as set forth in Schedule 3.15(b) hereto, subsequent to the Closing the Purchaser will not be obligated to provide any services to the Seller nor will the Seller be obligated to provide any services to the Purchaser. Neither the Seller nor the Shareholders nor any of their Affiliates will have any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the businesses of the Seller being transferred to Purchaser that will survive the Closing.

       3.16  Tax Matters.

         (a) All Tax Returns and related information which were required to be filed by the Seller up to and including the date hereof (taking into account any extensions) have been filed, and such Tax Returns were true and correct when filed. Any current extensions filed by the Seller with respect to any Tax Returns are set forth on Schedule 3.16. In no event shall the Purchaser be liable for any Taxes owed by the Seller or the Shareholders for any periods prior to and through the Closing.

         (b) All tax years of the Seller through taxable year 1993 have been closed by operation of law, no waivers of the statute of limitations regarding collection of any Taxes have been issued, no extension of time for the assessment of deficiencies of any Taxes is in effect, no Federal, state, or local taxing authority is currently conducting an audit or to the Seller's or the Shareholders best knowledge, an investigation of the Seller, and the Seller knows of no threatened or proposed audit or adjustment of tax liability.

         (c) Since January 1, 1990, the Seller (i) has been treated and has been entitled to have been treated at all times as an "S Corporation" within the meaning of Section 1362(a) of the Code and corresponding provisions of state and local law and (ii) except as set forth on Schedule 3.16(c), has not been and is not (A) now subject to any federal, state and local tax on any of its income and
(B) will not be subject to any federal, state or local income tax on the sale of the Assets under Section 1374 of the Code or otherwise.

       3.17 Receivables. All receivables of the Seller (i) arose from bona fide transactions in the ordinary course of business and consistent with past practice, (ii) are accurately and fairly reflected on the balance sheet that is included in the Interim Financial Statements or with respect to receivables of the Seller created on or after November 30, 1997 are accurately and fairly reflected on the books and records of the Seller and (iii) (net of reserves reflected in the November 30 Balance Sheet) are and will be fully collectible in accordance with their terms. The Seller has not in any way changed its accounting practices with respect to the recordation of receivables.

       3.18 Disclosure. Neither this Agreement nor any other document, certificate or written statement furnished to Purchaser by or on behalf of the Seller or the Shareholders in connection with the transactions contemplated herein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

       3.19  Environmental Laws.

         (a) Seller in its operations uses chemicals and substances which are defined by the Environmental Laws set forth in (b) below as Hazardous Substances. The use, storage and disposal of such substances by it in its operations have at all times been in compliance with all applicable laws, rules and regulations. The Seller and the Seller Business has at all times been operated in full compliance with all Environmental Laws.

         (b) As used herein, "Environmental Laws" shall include all United States federal, state and local laws, regulations, standards, rules, ordinances, policies and other binding governmental requirements, judicial or administrative orders and common law legal obligations pertaining to environmental concerns, or to employee and occupational health and safety, or to public health, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the federal Clean Water Act, 33 U.S.C. Section 1251 et seq., the federal Clean Air Act, 42 U.S.C. Section 7401 et seq. and analogous state and local laws. "Hazardous Substances" shall mean petroleum products and wastes, asbestos, radon, PCBs, and those materials designated or defined as hazardous substances, pollutants, toxic pollutants, toxic substances, hazardous pollutants, hazardous wastes, regulated substances or other similar terms in any Environmental Laws, or any other substance which by law or regulation requires special handling in its collection, storage, treatment, disposal or transportation.

       3.20  Patents, Trademarks and Proprietary Rights.

         (a) Schedule 3.20(a) contains a complete list and an accurate description of all trademarks, trademark applications, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, and all applications therefore owned by the Seller. (The foregoing together with all inventions, trade secrets, confidential processes and formulae, and all other similar rights presently owned by the Seller being referred to as the "Owned Proprietary Rights"). Schedule 3.20(b) contains a complete list and an accurate description of all trademarks, trademarks applications, trade names, assumed names, copyrights and copyrights registrations, inventions, trade secrets, confidential processes and formulae and all other similar rights with respect to which the Seller owns or holds any license or other direct or indirect interest (the "Licensed Proprietary Rights") (collectively, the Owned Proprietary Rights and the Licensed Proprietary Rights are referred to as the "Proprietary Rights"). The Proprietary Rights are all of the rights of this kind or nature used in or necessary for the conduct of the Seller Business as presently conducted or as proposed in any business plan or similar document prepared by the Seller addressing the conduct of the Seller's proposed business operations within the next twelve (12) months.

         (b) None of the trademarks used in or necessary for the conduct of the Seller Business as presently conducted conflict with or infringe any trademarks of any other person, and no other Proprietary Rights or any customer lists or know-how used in or necessary for the conduct of the Seller Business as presently conducted, and no services or products sold by the Seller, conflict with or infringe any similar rights ("Third Party Proprietary Rights") or services or products of any other person. No claims have been asserted against the Seller by any person with respect to the ownership, validity, license or use of the Proprietary Rights or the production, provision or sale of any services or products by the Seller and there is no basis for any such claim. The Seller has taken all reasonable measures to enforce, maintain and protect its interests and, to the extent applicable, those of any third party, in the Proprietary Rights. The Seller has, and upon consummation of the sale of the Assets contemplated hereby shall deliver to the Purchaser, the sole and exclusive ownership of the Owned Proprietary Rights, and shall obtain all necessary consents and assignments for the Purchaser's use or license of the Licensed Proprietary Rights. The Seller has, and upon consummation of the sale of Assets contemplated hereby, shall deliver to the Purchaser, the right to produce, provide and sell the services and products produced, provided and sold by the Seller as part of the Seller Business, and to conduct such business or operations of the Seller as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

         (c) Schedule 3.20(c) accurately identifies all computer software and databases owned, sold, licensed, leased or otherwise used in connection with the business or operations of the Seller, whether purchased or internally developed (other than commercially available software that can be purchased or licensed for less than $1,000 per software program). The Seller has, and is assigning to the Purchaser as part of the Assets, all computer software and databases that are used or necessary to conduct the Seller Business as currently conducted. The Seller has, and is assigning to the Purchaser as part of the Assets, all documentation relating to all such computer software and databases being assigned to the Purchaser as part of the Assets.

Included on Schedule 3.20(c) is a complete list of any licenses of the computer software and databases and a complete list of the number and location of all originals and copies of the source code to the computer software. The Seller has taken all reasonable measures to enforce, maintain and protect its interest in all such computer software and databases.

       3.21  Benefit Plans.

         (a) Set forth on Schedule 3.21 is a list of each of the Seller's Benefit Plans, designating which Benefit Plans cover Employees or former employees of the Seller.

         (b) With respect to each of the Seller's Benefit Plans, the Seller has delivered to Purchaser current, accurate and complete copies of such Benefit Plan (including all other instruments relating thereto) and, to the extent applicable, copies of the most recent (i) Form 5500 (including all schedules and attachments) with respect to the last three plan years; (ii) general notification to employees of their rights under Code Section 4980B(f) and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B(f), in the case of a Benefit Plan that is a "group health plan" as defined in Code Section 5000(b)(1).

         (c) With respect to each of the Seller's Benefit Plans: (i) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to the knowledge of the Seller threatened, and the Seller has no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course);
(ii) neither the Seller, nor any other party has, with respect to any such Benefit Plan, engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA Section 406, which would subject the Seller to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i); (iii) the Seller has complied with the reporting and disclosure requirements of ERISA; and (iv) all insurance premiums required as of the Closing Date have been paid.

         (d) With respect to each of the Seller's Benefit Plans (i) each and every Benefit Plan which is a group health plan (as such term is defined in Code
Section 5000(b)(1)) complied with the applicable requirements of Code Section 162(k) for plan years beginning before January 1, 1989; (ii) no event or condition exists with respect to a Benefit Plan which is a group health plan that could subject the Seller to any tax under Code Section 4980B; and (iii) each such Benefit Plan (including any such plan covering former employees of the Seller) may be amended or terminated by the plan sponsor on or at any time after the Closing Date.

       3.22 Financial Projections. The financial projections delivered by the Seller and the Shareholders to the Purchaser, a copy of which are attached as
Schedule 3.22 hereto, represent the Seller's best projection of the financial performance for the Seller Business being transferred to the Purchaser for the periods covered thereby and are based upon assumptions that the Seller and the Shareholders to the best of their knowledge believe are reasonable.

       3.23 Client Relationships. Schedule 3.23 sets forth a complete and correct list of the twenty-five largest clients of the Seller in terms of revenue recognized in respect of such clients during the fiscal year ended December 31, 1996, showing the total amount billed to each client for such period. Except as specifically described on Schedule 3.23, to the best knowledge of the Seller and the Shareholders, the Seller has not received any notice or other communication (written or oral) terminating or reducing, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting dissatisfaction with or a material adverse change in, the business relationship between such clients and the Seller and, to the best knowledge of the Seller and the Shareholders, there has not been (and there are no facts which would reasonably lead it or them to believe that there has been or will be) any material adverse change in the business relationships of the Seller with any such clients.

       3.24 Sufficiency of Seller Assets. The Seller owns, licenses or leases all of the assets and properties which are used in or necessary to provide the services related to the Seller Business as presently operated and all such assets and properties are included in the Assets which will be sold, transferred or assigned to the Purchaser at Closing. Except for certain equipment as set forth on Schedule 3.24, no Affiliates of the Seller or any other entity or individual owns any assets or properties of any kind, tangible or intangible, which have been or presently are being used to provide the services related to the Seller Business. Contemporaneous with Closing such equipment shall be transferred to the Purchaser at no cost.

       3.25 Acquisition for Investment. The Seller and each Shareholder hereby acknowledges that any shares of Purchaser Common Stock to be issued pursuant to the terms of this Agreement shall be acquired in good faith for investment for his, her or its own account and not with a view to a distribution or resale of any of such shares. The Seller and each Shareholder represents that he, she or it has received such information as has been requested in connection with this transaction, the Purchaser and the issuance of shares of Purchaser Common Stock as contemplated herein. The Seller and each Shareholder hereby covenants not to sell, transfer, pledge or otherwise dispose of any such shares of Purchaser Common Stock except in compliance with Federal and State securities laws.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to the Seller as follows:

        4.1 Organization and Corporate Power. Purchaser has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of incorporation. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law and where the failure to be so qualified would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. Purchaser has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

        4.2 Authorization and Noncontravention. This Agreement has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of Purchaser is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Purchaser with its terms and provisions will: (a) violate any provision of the certificate of incorporation or by-laws of Purchaser; (b) violate, breach, require any consent, approval or notice, allow any party to demand revision of any term, or with or without the giving of notice or the lapse of time or both constitute a default or create any right of acceleration or termination or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser under any mortgage, indenture, deed of trust, lease or contract provision, license, franchise, permit or other instrument to which Purchaser is a party or by which it is bound or to which any of its properties is subject; or
(c) violate any law, statute or regulation or any injunction, order or decree of any government agency or authority or court to which Purchaser is subject.

        4.3 Consents and Approvals. Except as set forth in Schedule 4.3, the execution, delivery and performance of the obligations under this Agreement and the consummation of the transactions contemplated hereby will not require Purchaser to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, entity or governmental authority, except for such consents, waivers, authorizations or approvals which the failure to obtain would not prevent the consummation of the transactions contemplated hereby.

        4.4 Brokers and Finders. Purchaser has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

        4.5 Capital Stock of Parent. The authorized capital stock of Purchaser consists of 40,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, no par value. Any shares of Purchaser Common Stock to be delivered by Purchaser to the Seller pursuant to
Section 2.2(b) hereof will be duly authorized, validly issued, fully paid and nonassessable.

        4.6 SEC Reports. The Purchaser has heretofore delivered to the Seller complete (except in certain cases for listed exhibits which are available upon request) and correct copies of the Purchaser's (a) Registration Statement, as amended and declared effective to the SEC on April 16, 1996 and Registration Statement, as amended and declared effective to the SEC in September , 1997; and
(b) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Annual Report"); as filed by the Purchaser with the SEC pursuant to the Exchange Act. As of their respective dates, the Registration Statements and the Annual Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                                    COVENANTS

        5.1 Conduct of the Seller. Except as otherwise required to perform its obligations under this Agreement or as set forth on Schedule 5.1, from the date hereof to the Closing Date, the Seller shall:

         (a) conduct its operations according to its ordinary course of business and maintain and preserve its business organization, employees and relationships with customers, suppliers, agents and others;

         (b) not incur indebtedness, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any individual, firm or corporation;

         (c) not mortgage, pledge or otherwise encumber any of its properties or assets or increase the amount of its Debt;

         (d) not sell or transfer any of its material properties or assets or otherwise solicit or entertain the submission of offers relating to the sale of the Seller or the Seller Business or cancel, release or assign any indebtedness owed to the Seller;

         (e) not alter the Real Property or the property leased by Seller under the Facility Leases and not enter into any agreements affecting all or any part of the Real Property or the Facility Leases;

         (f) not increase in any manner the compensation, sales commissions or fringe benefits of any of the officers or employees of the Seller (or any independent contractor engaged by the Seller) or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement of the Seller to such officers or employees, or commit to any pension, retirement or profit-sharing plan or agreement or employment agreement or any amendment thereto with or for the benefit of any officer or employee of the Seller or loan or agree to make any loans to any officers or employee of the Seller;

         (g) not permit any insurance policy covering the Seller naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation, replacement policies, obtained by the Seller in its name, providing substantially the same coverage are in full force and effect;

         (h) not permit the Seller to transfer or issue any stock or other securities or rights or options to acquire any stock or other securities of the Seller;

         (i) not, other than in the ordinary course of the Seller's business, enter into or terminate any material contract or agreement, or make any material change in any of its material leases and contracts;

         (j) not do any other act which would cause any representation or warranty of the Seller or the Shareholders in this Agreement to be or become untrue in any material respect; and

         (k) not engage in any other act that would have a Material Adverse Effect.

        5.2 Cooperation and Consents. Each of the parties hereto will use their reasonable efforts to obtain the Consents and any authorization, consents, orders and approvals of any Governmental Authorities necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby, including any filings required under the HSR Act, and will cooperate fully with each other in promptly seeking such approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. The parties agree to cooperate jointly in taking such actions as may be necessary so as to effect the transfer and assignment of the approvals, permits and licenses set forth on
Schedule 3.11 to Purchaser at Closing and, with respect to any approvals, permits and licenses described therein as nonassignable, to obtain new or replacement approvals, permits and licenses in the name of Purchaser, prior to Closing. None of the parties hereto will take any action which will have the effect of delaying, impairing or impeding the receipt of the Consents and any required regulatory approvals. Any fees with respect to any filings required under the HSR Act shall be borne by the Purchaser.

        5.3 Investigation. Purchaser and its representatives and agents may, prior to the Closing Date, make or cause to be made such reasonable investigation of the business and properties of the Seller and its financial and legal condition as Purchaser deems necessary or advisable to familiarize itself with the Seller's properties and business and other matters; provided, however, that such investigation shall not unreasonably interfere with the normal operations of the Seller. The Seller shall permit Purchaser and its representatives and agents to have, after the date hereof and until the Closing Date, full access to the premises, books and records of the Seller on reasonable notice and during reasonable business hours, and the Seller and its officers or agents shall furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Seller as Purchaser shall from time to time reasonably request. The Seller agrees to give, and to use its best efforts to cause Seller's Accountants, to give such assistance to Purchaser as Purchaser or Purchaser's Accountants may reasonably request in connection with its review of the financial statements of the Seller, including the notes and work papers of the Seller's Accountants. Purchaser covenants and agrees to maintain, and to cause its directors, officers, employees and agents to maintain on a confidential basis the information received by it in connection herewith which is not otherwise publicly available and to return the same promptly to the Seller should this Agreement be terminated and abandoned.

        5.4 Further Action. After the Closing Date, any party hereto shall, at its own expense and upon the request of the other party, take the actions to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to perfect the transactions contemplated herein and to fulfill and implement the terms of the Agreement or realize the benefits intended to be afforded hereby.

        5.5 Post-Closing Cooperation. Each party shall cooperate with the other after the Closing Date. For a period of five years after the Closing Date, the Seller will maintain its currently existing records and will permit the Purchaser to examine such records at reasonable business hours and make copies thereof at the Purchaser's expense; and the Purchaser will maintain any records relating to the Seller in the Purchaser's possession and will permit Seller to examine such records at reasonable business hours and make copies thereof at the Seller's expense.

        5.6  Taxes; Special Indemnification.

         (a) Liability for Taxes and Related Matters. The Seller and the Shareholders shall remain liable for and shall indemnify Purchaser against all Taxes (including but not limited to, (A) any obligation to pay any tax which is imposed on the Seller because of the Seller's failure to be treated at any time as an "S Corporation" within the meaning of Section 1362(a) of the Code and corresponding provisions of state and local law, for federal, state and local tax purposes, respectively, for any reason, including without limitation, failure properly to elect such treatment, failure of the Seller to qualify for such treatment, termination of such treatment for any reason, or otherwise or
(B) any tax imposed under Section 1374 of the Code and corresponding provisions of state and local law) imposed on the Seller or the Shareholders, or for which they may otherwise be liable, either (a) arising from the transactions contemplated herein, or (b) based upon or measured by gross receipts or net income of the Seller, whether or not incurred prior to the Closing Date.

         (b) Assistance and Cooperation. After the Closing Date, the Seller and each of the Shareholders and Purchaser shall:

                 (i) cause the Seller's Accountants to prepare all Tax Returns to be filed by the Seller with any state or local authorities for all taxable periods which include the Closing Date;

                (ii) assist (and cause their respective affiliates to assist) the other party in preparing any other Tax Returns or reports which relate to the operation of the Assets;

               (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Seller or relating to the operation of the Assets prior to the Closing Date;

                (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Seller or related to the operation of the Assets; and

                 (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period prior to or including the Closing Date.

         (c) Survival of Obligations. The obligations of the parties set forth in this Section 5.6 shall be unconditional and absolute, shall survive the Closing Date and shall remain in effect until the expiration of the applicable statute of limitations.

        5.7 Change of Seller Name. Contemporaneous with the Closing, the Seller shall file the necessary documents to change its corporate name in its state of incorporation and in any jurisdictions where it is currently qualified to do business as a foreign corporation, to a name that is not confusingly similar to its current corporate name.

        5.8 Liability of Shareholders. Each of the Shareholders agrees that he shall be jointly and severally liable for any breach by the Seller of any of the representations, warranties or covenants contained in this Agreement. The forgoing shall survive the Closing and termination of this Agreement.

        5.9  Employment Arrangements.

         (a) The Seller shall cooperate with the Purchaser in permitting the Purchaser to make offers of employment to such of the Employees as Purchaser desires with such employment to be effective on and from the Closing and releasing such Employees from any ongoing employment arrangements with the Seller. To the extent any employees elect to receive health benefits under COBRA as a result of their change in employment, the Seller shall take all appropriate actions to make such benefits available. Without the Purchaser's prior approval, the Seller shall not intentionally disclose or communicate any information to its Employees regarding the Purchaser's commitment or intentions regarding the extension of employment offers or their anticipated terms. Nothing contained herein shall be construed as obligating the Purchaser to make an offer of employment to any Employee or to continue the employment of any Employee once employed by Purchaser or to restrict the ability of the Purchaser to make subsequent adjustments, including decreases in the level of base salary, bonus or benefits provided to any employee in the future.

         (b) The Purchaser will cooperate with the Seller in connection with Seller's obligation to provide COBRA benefits to any Employees that become entitled to such benefits.

       5.10 Purchaser Common Stock. In the event that the Seller receives any shares of Purchaser Common Stock pursuant to Section 2.2(a) hereof, the transfer agent for Purchaser shall have been instructed to place a legend in substantially the following form on each certificate representing shares of Purchaser Common Stock issued to the Seller pursuant to this Agreement and, if the Seller is subsequently dissolved or such shares are otherwise distributed to the Shareholders, any shares of Purchaser Common Stock which may be subsequently reissued in their name:

                "The securities represented by this certificate have not been registered under the Securities Act of 1933 or the applicable securities act of any state, but have been issued in reliance upon exemptions from registration contained in said acts. No sale, offer to sell or other transfer of the securities represented by this certificate may be made unless a registration statement under such acts is in effect with respect to the securities, or an exemption from the registration provisions of such acts is then in fact applicable."

        In addition, the transfer agent shall place on each certificate, whether registered or not, any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by such certificate.

       5.11  Non-Competition/Non-Solicitation.

         (a) The Seller and each of the Shareholders agrees, that for a period of five (5) years from the Closing Date, neither they nor their Affiliates will engage or participate, directly or indirectly, as principal, agent, executive, employer, employee, consultant, stockholder, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business in the United States which is the same or similar to the Seller Business or which is competitive with any business conducted by the Purchaser in the United States that is similar or competitive with the Seller Business; provided, however that the foregoing shall not apply to or limit the investment by any Shareholder or their Affiliate in a publicly traded company, as long as such investment in such company is limited to less than 1% of the outstanding capital stock.

         (b) For a period of five (5) years from the Closing Date, the Seller and each of the Shareholders agrees, that it will not (and it will not allow any of its Affiliates to) without the prior written consent of the Purchaser (i) solicit, interfere with, induce or entice away any person or entity that is or was a client or customer of the Seller or any Affiliate either as of the date of Closing or during the twelve-month period prior to Closing or a client or customer of the Purchaser during the five year period subsequent to the date of Closing, or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue a business relationship relating to the Seller Business or (B) to enter into a business relationship with any other entity or person which would be detrimental to the Seller Business.

         (c) For a period of five (5) years from the Closing Date, the Seller and each of the Shareholders agrees, that it will not (and it will not allow any of its Affiliates to) without the prior written consent of the Purchaser, (i) solicit or hire any Employee of the Seller that is employed by Purchaser or (ii) solicit or hire any other individual employed by Purchaser now or in the future. In the event that the employment of an Employee or any other individual with the Purchaser is terminated or such Employee resigns during such five-year period, the prohibition on soliciting or hiring such Employee or other individual shall continue for the duration of such five-year period.

       5.12 Risk of Loss. Prior to the Closing, Seller shall bear all risk of loss to the Assets.

       5.13 Continuation of Corporation. The Shareholders shall cause the Seller to continue in existence for a minimum of one year subsequent to the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

        6.1  Survival of Representations, Warranties and Agreements.

         (a) All representations and warranties contained in Articles III and IV of this Agreement and the rights of the parties to enforce any covenants or to seek any indemnification hereunder shall survive the Closing Date.

         (b) The rights of the parties to seek indemnification under Section 6.2(a) or 6.3(a) hereof shall continue until the Expiration Date (as defined below) except (i) in respect of any claims as to which notice shall have been duly given prior to the Expiration Date set forth below, (ii) in respect of any claims with respect to any representation relating to Taxes or the indemnity relating to Taxes in Section 5.6 (which shall survive for the applicable tax statute of limitations), and (iii) in respect of any covenant, or agreements which by their terms continue to be applicable beyond the Expiration Date (which shall survive for their term).

         (c) The rights of the parties to seek indemnification under all other provisions of Section 6.2 or 6.3 shall survive without limitation as to time .

         (d) In particular, and without limiting the generality of Section 6.1(b), nothing contained herein shall limit or restrict the Seller's and each of the Shareholder's continuing liability for all Taxes described in Section 5.6(a) hereof which shall continue for the applicable tax statute of limitations.

         (e) The "Expiration Date" shall mean the third anniversary of the Closing.

        6.2  Indemnification by the Seller and the Shareholders. Subject to
Section 6.5 hereof, the Seller and each of the Shareholders hereby jointly and severally agree to indemnify and hold harmless Purchaser, any Affiliate thereof and the directors, officers and employees of Purchaser or any such Affiliate from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable counsel fees and disbursements (singularly, a "Loss," and collectively, "Losses"), arising out of or relating to: (a) any failure or breach by the Seller or any Shareholder of any representation or warranty, made by the Seller or any Shareholder in this Agreement, including any certificate, schedule or other agreement delivered by the Seller or any Shareholder hereto, (b) any failure or breach by the Seller or any Shareholders of any covenant, agreement or undertaking in this Agreement, including any certificate, schedule or other agreement delivered by the Seller or any Shareholder, (c) any liabilities or obligations of, or claims against, the Seller or the Purchaser (whether absolute, accrued, contingent or otherwise) arising out of or in connection with the Seller's ownership, use or operations of the Assets and the Seller Business, whether existing as of the Closing or arising out of facts or circumstances existing at or prior thereto including but not limited to the Excluded Liabilities, (d) any claims, actions, suits, proceedings or investigations disclosed on Schedule 3.8 hereto, (e) any failure of the Seller to obtain any consent from any third party to validly assign any Contract to Purchaser or (f) any failure to comply with any "bulk" sale laws in connection with the transactions contemplated herein. For purposes of the indemnification obligation of the Seller and the Shareholders hereunder, the representations and warranties of the Seller and the Shareholders set forth in this Agreement shall be deemed to be made on the date hereof and, except to the extent that any representation or warranty specifically relates to an earlier date, on and as of the Closing Date.

        6.3 Indemnification by Purchaser. Subject to Section 6.5 hereof, Purchaser will indemnify and hold harmless the Seller and each of the Shareholders from and against any and all Losses, arising out of or related to:
(a) any failure or breach by Purchaser of any representation or warranty made by Purchaser in this Agreement, including any certificate, schedule or other agreement delivered hereto, (b) any failure or breach by Purchaser of any covenant, agreement or undertaking made by Purchaser in this Agreement, including any certificate, schedule or other agreement delivered hereto, or (c) the Purchaser's operation of the Seller Business subsequent to the Closing. For purposes of the indemnification obligation of Purchaser hereunder, the representations and warranties of Purchaser set forth in this Agreement shall be deemed to be made on the date hereof and, except to the extent that any representation or warranty specifically relates to an earlier date, on and as of the Closing Date.

        6.4 Procedure for Claims. The following procedures shall be applicable with respect to indemnification for third party claims arising in connection with any provision of this Agreement, except for the provisions of
Section 5.6 relating to Taxes:

         (a) Each indemnified party hereunder ("Indemnified Party") agrees that upon its obtaining knowledge of facts indicating that there may be a basis for a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to hereinafter as the "Claim"), with respect to any matter as to which it may be entitled to indemnity under the provisions of the Agreement, it will give prompt notice thereof in writing to the indemnifying party hereunder ("Indemnifying Party") together with a statement of such information respecting any of the foregoing as it shall then have.

         (b) In the event of any Claim, the Indemnified Party and the Indemnifying Party shall consult with each other regarding whether to settle or to contest and defend such Claim. The Indemnifying Party is entitled at its cost and expense to contest and defend by appropriate legal proceeding any Claim; provided, however, that if the Claim involves any customer or client of the Seller Business or otherwise is of such a nature that its handling or outcome may have an adverse affect on the ownership and operation of the Seller Business subsequent to the Closing (such Claims are referred to as "Seller Business Claims" and all other Claims are referred to as "non-Seller Business Claims") then the Purchaser shall have the right to determine whether such Claim is contested (unless the Seller can demonstrate to the Purchaser's satisfaction that such

Claim is substantially without merit). In the event that a Claim is to be contested (including a Seller Business Claim, whether it is a Seller Business Claim that Purchaser has decided should be contested or it is a Seller Business Claim that Seller has demonstrated is substantially without merit and Seller has decided that such claim should be contested), any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate but each party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing. Any contest of a non-Seller Business Claim shall be conducted by attorneys employed by the Indemnifying Party, but reasonably acceptable to the Indemnified Party and any contest of a Seller Business Claim shall be conducted by attorneys employed by the Indemnified Party but reasonably acceptable to the Indemnifying Party. With respect to a non-Seller Business Claim, each party shall pay the costs and expenses of its attorneys but in the case of a Seller Business Claim, the Seller shall be responsible for the costs and expenses of both its and the Purchaser's attorneys. The Indemnifying Party shall have full authority to determine all action to be taken with respect to contesting any non-Seller Business Claim and the Purchaser shall have full authority to determine all action to be taken with respect to contesting any Seller Business Claim. If the Indemnifying Party does not elect to contest any non-Seller Business Claim (and with regard to all Seller Business Claims), the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

         (c) The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities asserting any Claim (whether a Seller Business Claim or a non-Seller Business Claim) against the Indemnified Party or conferences with representatives of or counsel for such persons.

         (d) The Indemnifying Party shall pay to the Indemnified Party the amount to which the Indemnified Party may become entitled by reason of the provisions of Article VI of this Agreement within fifteen (15) business days after any such amount owed is finally determined either by mutual agreement of the parties hereto or pursuant to a judgment of a court of competent jurisdiction and the Indemnifying Party agrees to pay all costs in connection with obtaining any bond required to appeal any judgment.

        6.5  Basket Limitation.

         (a) No claims for any Losses hereunder shall be made unless and until such Losses exceed the Indemnity Basket (as defined below) in the aggregate, and then the indemnifying party shall only be liable for the amount of the Losses exceeding the Indemnity Basket. The foregoing shall not apply to adjustments of the Purchase Price pursuant to Section 2.4 hereof.

         (b) As used herein, the term "Indemnity Basket" shall mean $135,000.

                                   ARTICLE VII
                 CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

        The obligation of Purchaser to consummate the transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

        7.1 Legal Opinions. Purchaser shall have received an opinion or opinions, dated the Closing Date, of counsel to the Seller and the Shareholders in the form set forth in Schedule 7.1.

        7.2 Governmental Authority. All authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance by the Seller and the Shareholders of this Agreement and the other agreements and instruments referred to herein and the consummation of the sale and purchase of the Assets contemplated herein shall have been obtained.

        7.3 Representations and Warranties; Covenants. The representations and warranties of the Seller and the Shareholders herein shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of each of such dates, except to the extent that any such representation or warranty specifically relates to an earlier date. The Seller and the Shareholders shall have performed and complied with in all material respects, all of the agreements and covenants contained herein which are to be performed or complied with by them on or prior to the Closing Date. The President and Chief Financial Officer of the Seller, and each of the Shareholders shall have delivered to Purchaser a certificate, as to fulfillment of the conditions set forth in this Section 7.3.

        7.4 Consents. The Seller shall have delivered to the Purchaser the Consents, in form and substance reasonably satisfactory to Purchaser as set forth on Schedule 7.4, including the consent to the transfer and assignment of the Facility Leases.

        7.5  No Material Adverse Effect.

         (a) There shall not have been any development since the date hereof which has a Material Adverse Effect.

         (b) Each of the Employees that is a party to an employment agreement set forth on Schedule 3.12(c) hereof shall have agreed to the assignment of his agreement to the Purchaser in connection with the transactions contemplated herein.

        7.6 Documents to be Delivered. The Seller shall have delivered or caused to have been delivered to Purchaser:

         (a) A duly executed deed, Bill of Sale, trademark assignment and such other instruments of assignment in form and substance satisfactory to Purchaser;

         (b) Resolutions adopted by the Board of Directors and Shareholders of Seller approving the transactions contemplated by the Agreement;

         (c) A Liability Assumption Schedule certified as true and correct as of the Closing Date;

         (d) An Escrow Agreement in a form mutually agreeable to the Purchaser and the Seller;


         (e) Any affidavits required by the title insurance company selected by Purchaser;

         (f) Certificate that Seller is not a foreign person or entity within the meaning of Section 1445 of the Code; and any other certificate or information necessary to comply with Section 6045 of the Code;

         (g) Full releases with respect to any Debt, including satisfactory payment of all capitalized leases; and

         (h) Such other documents as Purchaser may reasonably request.

        7.7  Injunction, Etc.

         (a) There shall be no action, suit, investigation or proceeding pending which has been initiated by any Governmental Authority, before any court or administrative or governmental body which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement; and

         (b) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

        7.8 Employment Agreements. The Purchaser shall have entered into an employment agreement with Siebert in the form of Exhibit 7.8 hereto.

        7.9 Approvals, Permits and Licenses. The Purchaser shall have obtained all approvals, permits and licenses required or otherwise considered necessary by Purchaser, including those set forth on Schedule 3.11, to permit Purchaser following the Closing to operate the Assets and to carry on the businesses conducted by the Seller.

       7.10 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR filing referenced to in Section 5.2 hereof shall have expired or been earlier terminated.

       7.11  Title; Title Insurance.

         (a) A title insurance company selected by Purchaser shall be irrevocably and unconditionally committed to issue to Purchaser at Closing at standard rates and at Seller's expense an ALTA extended coverage owner's title insurance policy, in the amounts set forth on

Schedule 7.11 hereto, insuring Purchaser owns good and marketable fee simple title to the Real Property at Closing free of any defects or exceptions except as expressly set forth in Schedule __ hereto.

         (b) General Warranty Deeds shall have been delivered in advance to the title company designated by the Purchaser in escrow for recordation concurrently with Closing.

       7.12 No Condemnation. There shall have been no condemnation of any portion of any of the Real Property being conveyed in connection with the Closing and the Seller shall have certified that no condemnation proceedings have been instituted or that it has any knowledge of such proceeding being instituted.

                                  ARTICLE VIII
                         CONDITIONS TO OBLIGATION OF THE
                      SELLER AND THE SHAREHOLDERS TO CLOSE

        The obligation of the Seller and the Shareholders to consummate the transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

        8.1 Governmental Authority. All authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance by Purchaser of this Agreement and the other agreements and instruments referred to herein and the consummation of the sale and purchase of the Assets contemplated herein shall have been obtained.

        8.2 Representations and Warranties; Covenants. The representations and warranties of Purchaser herein shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent that any such representation or warranty specifically relates to an earlier date. Purchaser shall have performed and complied with in all material respects all of the agreements contained herein which are to be performed or complied with by it on or prior to the Closing. Purchaser shall have delivered to the Seller certificates of officers of Purchaser as to the fulfillment of the conditions set forth in this
Section 8.2.

        8.3 Documents to be Delivered. Purchaser shall have delivered to the Seller:

         (a) The Purchase Price in the manner specified in Section 2.2(a);

         (b) Resolutions adopted by the board of directors of Purchaser approving the transactions contemplated by this Agreement, certified by Purchaser's corporate secretary; and

         (c) An Escrow Agreement in a form mutually agreeable to the Purchaser and the Seller..

        8.4  Injunctions, Etc.

         (a) There shall be no action, suit, investigation or proceeding pending which has been initiated by any Governmental Authority, before any court or administrative or governmental body which seeks to restrain, enjoin, or prevent the consummation of the transactions contemplated by this Agreement; and

         (b) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of transactions contemplated hereby.

                                   ARTICLE IX
                           OTHER COVENANTS AND MATTERS

        9.1 Cooperation. The parties hereto shall cooperate in good faith and use their reasonable efforts to satisfy the conditions set forth in Articles VII and VIII above.

        9.2 Return of Documents in the Event of Termination. In the event of the termination of this Agreement for any reason, Purchaser will promptly deliver to the Seller all of the documents, work papers and other materials obtained from the Seller or otherwise relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, shall take all practicable steps to have any non-public information so obtained kept confidential and will destroy and certify that any copies or analyses made from such documents, work papers or other material have been so destroyed.

        9.3 Public Announcements. Without the prior written consent of the Purchaser, neither the Seller nor its Shareholders shall make any public announcement, issue any press release or make disclosure to any third party except to its counsel, accountants and other experts, concerning this Agreement or the transactions contemplated hereby, except as may be required by law. Purchaser may make such public announcements, issue such press releases and otherwise make such disclosures to any third party as it deems appropriate; provided that, with the exception of disclosures to its counsel, accountants and other experts, in each instance, it shall consult with the Seller in advance of making such announcement, release or disclosure.

        9.4 Fees and Expenses. The Shareholders shall pay the fees and expenses of their and the Seller's counsel, accountants, investment bankers and other experts and all other expenses incurred by such parties incident to the negotiations, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Shareholders and the Seller shall also be responsible for any costs and expenses in connection with any environmental reports prepared in connection with the transactions contemplated hereby. The Purchaser shall pay the fees and expenses of its counsel, accountants and other experts and other expenses incurred by such parties incident to the negotiations, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

        9.5 Audit. The Seller shall cooperate with the Purchaser in having audited financial statements for the Seller Business for the three-year period ended December 31, 1997 prepared in a form satisfactory to and under the direction of the Purchaser.

                                    ARTICLE X
                                  MISCELLANEOUS

       10.1 Governing Laws; Successors and Assigns; Counterparts; Entire Agreement; Amendment; and Waiver. This Agreement: (i) shall be construed under and in accordance with the laws of the State of New York; (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; (iii) may be executed in two or more counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument; (iv) constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto relating to the subject matter hereof; (v) may not be assigned by any party without the prior written consent of the other parties and any assignment without such consent shall be void; provided that Purchaser may assign its rights under this Agreement to any of its subsidiaries or affiliates without any consent of the Seller or the Shareholders but such assignment shall not release Purchaser from any of its obligations hereunder ; and (vi) shall not be amended or modified except by written agreement executed by each of the parties hereto. Any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject.

       10.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficient if given or sent by registered or certified mail, postage prepaid, or overnight courier to the following addresses or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed given as of the date upon which such notice or communication is first sent by telex, telecopier or other means of instantaneous communication, and simultaneously confirmed by mail in the manner specified above.

To the Seller:       Flying Color Graphics, Inc.
                     1001 W. North Street
                     Pontiac, Illinois 61764

With copy to:        Merrick C. Hayes, Esq.
                     Hayes, Hammer, Miles
                     Cox & Ginzkey
                     202 North Center Street
                     P.O. Box 3067
                     Bloomington, Illinois 61702

To the Shareholders: c/o David Siebert
                     809 Sunset Drive
                     Dwight, Illinois 60420

To Purchaser:        Applied Graphics Technologies, Inc.
                     28 West 23rd Street
                     New York, New York 10010
                     Attention: Louis Salamone, Jr.
                     Senior Vice President, Chief Financial Officer

With copies to:      Applied Graphics Technologies, Inc.
                     450 West 33rd Street
                     New York, New York 10001
                     Attention: Martin D. Krall, Esq.

                     Thomas H. McCormick, Esq.
                     Craig E. Chason, Esq.
                     Shaw, Pittman, Potts & Trowbridge
                     2300 N Street, N.W.
                     Washington, D.C. 20037

       10.3 Headings. The section and other headings and Table of Contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       10.4 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

       10.5  Termination.

         (a) This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

                 (i) by the Seller if there has been a material misrepresentation or a material default or breach by Purchaser with respect to its representations in this Agreement or in any ancillary document or the due and timely performance of any of Purchaser's covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by Purchaser of notice specifying particularly such misrepresentation, default or breach; or

                (ii) by Purchaser if there has been a material misrepresentation or a material default or breach by the Seller or any of the Shareholders with respect to any of their representations in this Agreement or in any ancillary document or the due and timely performance of the Seller or any of the Shareholders covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Seller of notice specifying particularly such misrepresentation, default or breach; or

               (iii) by mutual agreement of the Seller, the Shareholders and Purchaser;

                (iv) by either the Seller or Purchaser if the Closing shall not have occurred on or before the date that is ninety (90) days after the execution of this Agreement provided that the electing party has not been responsible for the delay.

         (b) In the event this Agreement is terminated pursuant to Section 10.5(a), all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.3, 5.12, 9.2 and 9.4, and except that nothing in this Section 10.5(b) shall relieve any party hereto of any liability for breach of this Agreement. The Seller and the Shareholders further acknowledge that it shall be deemed to be a breach of this Agreement if the Seller or the Shareholders fail to perform or accomplish to Purchaser's complete satisfaction any of the actions contemplated by Section 5 hereof which are to be satisfied as a condition to Closing.

        IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf and its corporate seal to be affixed hereto by officers thereunto duly authorized, all as of the day and year first written above.

                                       Applied Graphics Technologies, Inc.


Attest:                                By:
       -------------------------             ---------------------------
Name:                                        Name:
Title:                                       Title:

                                       Employer Id. No.
                                                        ----------------

                                       Flying Color Graphics Inc.


Attest:                                By:
       -------------------------             ---------------------------
                                             Name:
                                             Title:

                                       Employer Id. No. 37-0468100



                                       Shareholders

                                             ---------------------------
                                             Name:   David Siebert


                                             ---------------------------
                                             Name:   Victoria Glennon


                                             ---------------------------
                                             Name:   Charles Glennon


                                             ---------------------------
                                             Name:   James Pearre